EXHIBIT 10(aq)

National Western Life Insurance Company
2004 EXECUTIVE Officer Bonus Program

The Bonus Program ("Program") is designed to reward selected executive officers for their performance in assisting the Company in achieving pre-determined sales targets while managing to profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) expense management, and (3) overall Company profitability.

Each of the above performance factors will have an assigned target level for purposes of the Program. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 10% for sales performance, 10% for expense management performance, and 10% for profitability, or an overall par percentage of 30%. Actual results compared to the targets can either increase or decrease each of these individual percentages as explained in the following sections. However, the total bonus percentage cannot exceed 30%.

Sales Component:

The sales component of the Program is further subdivided between Life production and Annuity production. For 2004, the bonus sales goals are:

-    International Life -- $29,000,000 net placed annualized target premium

-    Domestic Life -- $3,000,000 net placed annualized target premium

-    Annuities -- $880,000,000 net placed total premium

The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with each sales production levels achieved in 2004 will be applied to 100% of the executive officer's base salary in accordance with the following grid:

Intl Life Placed Target	Bonus %	Domestic Life Placed Target	Bonus %	Annuities Placed Premium	Bonus %
$27,000,000	2.00%	$2,200,000	2.00%	$560,000,000	2.00%
$28,000,000	2.50%	$2,600,000	2.50%	$720,000,000	2.50%
$29,000,000	3.34%	$3,000,000	3.33%	$880,000,000	3.33%
$31,000,000	4.00%	$3,400,000	4.00%	$1,000,000,000	4.00%
$33,000,000	5.00%	$3,800,000	5.00%	$1,100,000,000	5.00%

The level shaded in gray represents the Company's sales goals for each segment for purposes of the bonus program and represents the par performance level. If the actual results attain this level, the executive officer would be eligible to receive a bonus of 10% (3.33% for each line of business) of base salary.

Expense Management Component:

The expense component of the program is based upon a ratio of actual expenses to a sales unit of production. For purposes of this ratio, the sales unit of production will be based upon target premium. Annuity sales target premium will be assumed to be equal to 7.5% of total placed annuity premium.

Assuming "par" sales goals of $29.0 million in International Life sales, $3.0 million in Domestic Life sales, and $880 million in total annuity sales, the par sales production for purposes of the expense management component is $98.0 million. The approved expense budget based upon these sales goals is $38.8 million. Accordingly, the par ratio of expenses to sales production is roughly 40%. Based upon this relationship, the bonus percentage corresponding with the actual expense ratio achieved in 2004 will be applied to 100% of each executive officer's base salary in accordance with the following grid:

Expense/Sales Ratio	Bonus %
48%	6.00%
44%	8.00%
40%	10.00%
37%	11.00%
33%	12.00%

For purposes of the expense component, marketing and executive officer bonuses will be excluded. In addition, special consideration may be given at the discretion of the Incentive Compensation Committee of the Board of Directors for items of an unusual and/or non-recurring nature (i.e. excess pension contributions) that are beyond the control of Company management.

Company Profitability Component:

The profitability component of the program is based upon GAAP operating earnings as a percentage of beginning stockholders' equity. GAAP operating earnings are net of federal income taxes and exclude realized gains and losses on investments. The amounts used for purposes of the bonus calculation will be the figures audited by the Company's independent auditors.

The bonus percentage corresponding with the actual GAAP operating earnings achieved in 2004 relative to beginning of the year stockholders' equity will be applied to 100% of each executive officer's base salary in accordance with the following grid:

GAAP Profitability	Bonus %
8% of Stockholders' Equity	6.00%
9% of Stockholders' Equity	8.00%
10% of Stockholders' Equity	10.00%
11% of Stockholders' Equity	11.00%
12% of Stockholders' Equity	12.00%

Example:

Assume the following actual results for 2004:

-	International Life placed target premium sales	$28,800,000
-	Domestic Life placed target premium sales	$3,500,000
-	Annuity placed total premium sales	$750,000,000
-	Actual budget reporting expenses	$38,500,000
-	GAAP operating earnings	$60,000,000
-	Beginning GAAP stockholders' equity	$680,000,000

Based upon the above charts, the executive officer's 2004 bonus would be calculated as follows:

    Sales Component

International Life sales bonus %	2.50%
Domestic Life sales bonus %	4.00%
Annuity sales bonus %	2.50%

Total sales bonus %	10.50%

    Expense Management Component

Actual budget reporting expenses	$38,500,000

    Sale Production Amount:

International Life target premium	$28,800,000
Domestic Life target premium	3,500,000
Annuity target ($750m @ 7.5%)	56,250,000

$88,550,000

Ratio of Actual/Sales Production	43.5%
Expense management bonus %	8.0%

    Company Profitability Component

GAAP operating earnings	$60,000,000
Beginning stockholders' equity	$680,000,000

Ratio of earnings/equity	8.82%
Company profitability bonus	6.00%

    Total Bonus %
Sales component	10.50%
Expense management component	8.00%
Company profitability component	6.00%

24.50%

Administration:

Bonus amounts under the program will be earned and paid at the end of the Company's calendar year upon the availability of audited GAAP financial statements. The Company's independent auditors will also review the calculation of the bonus % for compliance with the details of this Program and will issue a report indicating their agreement with the calculation.

If employment with the Company is terminated for any reason other than "termination for cause" by NWL, the bonus amount paid at termination will be based upon the pro rated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual's spouse, and if the individual's spouse is also not living at that time, then to the individual's children.

April 22, 2004